Exhibit 99.1

Media
& Analysts:	Derick Smith
(713) 627-4963

Date:	August 28, 2012

Spectra Energy Partners Appoints New Board Member

HOUSTON — Spectra Energy Partners, LP (NYSE: SEP) today announced the appointment of William T. (Bill) Yardley as a new director to the board of its general partner.

Yardley, group vice president, Spectra Energy Transmission, Northeast, is responsible for Spectra Energy’s commercial activities in the Northeast U.S. Prior to this position he served as vice president, Marketing and Business Development, with a Spectra Energy predecessor company. Yardley currently serves on the board of the Northeast Gas Association and is a member of the Leadership Council of the American Gas Association. He will replace R. Mark Fiedorek, group vice president, Spectra Energy Transmission, Southeast.

“I would like to thank Mark for his contributions these past three years. He brought a wealth of industry experience and in-depth knowledge of the natural gas transmission business to the board,” said Fred J. Fowler, chairman. “I am confident Bill will provide similarly effective insights and guidance to the board in his role as director.”

Current board members reelected to one-year terms are: Fred J. Fowler, Julie A. Dill, Steven D. Arnold, Stewart A. Bliss, Nora Mead Brownell, J.D. Woodward III, Theopolis Holeman, and Patrick J. Hester.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,200 miles of transmission and gathering pipelines and approximately 57 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.6 Bcf of natural gas per day from growing supply areas to high-demand markets.

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